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                                                                    EXHIBIT 12.2

                                    PROLOGIS
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED SHARE DIVIDENDS
                          (DOLLAR AMOUNTS IN THOUSANDS)



                                    THREE MONTHS ENDED
                                         MARCH 31,                                    YEAR ENDED DECEMBER 31,
                                 -------------------------      ----------------------------------------------------------------
                                     2003         2002              2002         2001         2000         1999         1998
                                 -----------   -----------      -----------  -----------  -----------   -----------  -----------

Earnings from operations         $    54,393   $    73,710      $   277,941  $   133,043  $   241,807   $   166,549  $   107,617

Add:
     Interest Expense                 37,254        40,830          152,958      163,629      172,191       170,746       77,650
                                 -----------   -----------      -----------  -----------  -----------   -----------  -----------

Earnings as Adjusted             $    91,647   $   114,540      $   430,899  $   296,672  $   413,998   $   337,295  $   185,267
                                 ===========   ===========      ===========  ===========  ===========   ===========  ===========

Combined Fixed Charges and
   Preferred Share Dividends:
     Interest Expense            $    37,254   $    40,830      $   152,958  $   163,629  $   172,191   $   170,746  $    77,650
     Capitalized Interest             10,535         5,489           30,534       24,276       18,549        15,980       19,173
                                 -----------   -----------      -----------  -----------  -----------   -----------  -----------

         Total Fixed Charges          47,789        46,319          183,492      187,905      190,740       186,726       96,823
     Preferred Share Dividends         8,179         8,179           32,715       37,309       56,763        56,835       49,098
                                 -----------   -----------      -----------  -----------  -----------   -----------  -----------

Combined Fixed Charges and
  Preferred Share Dividends      $    55,968   $    54,498      $   216,207  $   225,214  $   247,503   $   243,561  $   145,921
                                 ===========   ===========      ===========  ===========  ===========   ===========  ===========

Ratio of Earnings, as Adjusted
  to Combined Fixed Charges
  and Preferred Share Dividends          1.6          2.1               2.0          1.3          1.7          1.4           1.2
                                 ===========   ==========       ===========  ===========  ===========   ==========   ===========